UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                                        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

JOHN BEAN TECHNOLOGIES CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 31, 2023,

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2023

This supplement, dated April 10, 2023 (the “Supplement”), supplements and amends the Definitive Proxy Statement on Schedule 14A filed by John Bean Technologies Corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2023 (the “Original Filing”) in connection with the Company’s Annual Meeting of Stockholders to be held on May 12, 2023 (the “Annual Meeting”). This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Original Filing contains other important additional information. This Supplement should be read together with the Original Filing. Other than as specifically set forth below, this Supplement does not revise or update any of the other information set forth in the Original Filing.

The sole purpose of this Supplement is to revise the voting standard required for “Proposal No. 2: Amend and Restate our Certificate of Incorporation to Declassify our Board of Directors” (“Proposal 2”) as such voting standard is described on pages 22 and 74 of the Original Filing, which includes identifying the amount of outstanding shares of our capital stock required to vote in favor of Proposal 2 and the effect of broker non-votes on Proposal 2. This Supplement hereby amends:

•	The paragraph under the heading “Proposal 2 - Vote Required” on page 22 to read “For this Proposal to be approved by stockholders, the affirmative vote of not less than 80% of the total voting power of all classes of outstanding capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, must be voted in its favor. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a vote against this proposal.”

•	The row regarding Proposal 2 in the table on page 74 of the Original Filing under the heading “Questions And Answers About Our 2023 Annual Meeting – What is Required to Approve The Proposals?” to read as set forth below.

Proposal	Required Approval	Broker Non-Votes	Abstentions

Approval of proposed amendment and restatement of our Certificate of Incorporation to declassify our Board of Directors	Not less than 80% of the total voting power of all classes of outstanding capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class	Will Act as Vote Against	Will Act as Vote Against

Appendix A hereto shows additions to these sections of the Original Filing as indicated by double underlining, and deletions indicated by overstriking.

Additional information on how to vote your shares, attend the Annual Meeting, or change or revoke your proxy is contained in the Original Filing beginning on page 72 under the heading “Questions and Answers About our 2023 Annual Meeting.” If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Appendix A

•	Page 22 - “Proposal 2 – Proposal to Amend and Restate our Certificate of Incorporation to Declassify our Board of Directors – Vote Required”

Vote Required

For this proposal to be approved by stockholders, the affirmative vote of not less than 80% ~~at least a majority~~ of the total voting power of all classes of outstanding capital stock of the Company ~~votes present at the Annual Meeting virtually or by proxy and~~ entitled to vote generally in the election of directors, voting together as a single class, ~~on the matter~~ must be voted in its favor. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have the same effect as a vote against this proposal. ~~Broker non-votes will have no impact on the outcome of this proposal.~~

•	Page 74 – The row regarding Proposal 2 in the table on page 74 of the Original Filing under the heading “Questions And Answers About Our 2023 Annual Meeting – What is Required to Approve The Proposals?”

Proposal	Required Approval	Broker Non-Votes	Abstentions

Approval of proposed amendment and restatement of our Certificate of Incorporation to declassify our Board of Directors	~~Majority of Votes Present (virtually or by proxy) and Entitled to Vote~~ Not less than 80% of the total voting power of all classes of outstanding capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class	~~No Effect~~ Will Act as Vote Against	Will Act as Vote Against